Luby's Reports Second Quarter Fiscal 2015 Results

HOUSTON, March 23, 2015 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced unaudited financial results for its twelve-week second quarter fiscal 2015, which ended on February 11, 2015.

Total revenues for the second quarter fiscal 2015 increased $2.4 million to $91.0 million. Loss from continuing operations before special items was $0.04 per diluted share compared to income from continuing operations before special items of $0.01 per diluted share in the second quarter fiscal 2014.

Chris Pappas, President and CEO, commented, "We are pleased to report year-over-year total revenue growth this quarter in our Company-owned Restaurants and Franchising business segments. We also achieved sales increases on a same-store restaurant basis at our core Luby's Cafeterias and Fuddruckers restaurant brands.

"Our five Combo locations (consisting of a side-by-side Luby's Cafeteria and Fuddruckers at one property location) contributed 5.8% to our total restaurant sales in the second quarter fiscal 2015. Our first Combo location, which has operated for more than two years, achieved 2.4% sales growth. These Combo locations are performing well since their introduction and represent a strategic growth driver for our company.

"In the second quarter fiscal 2015, we opened a Fuddruckers restaurant in Newark, Delaware which we converted from a Cheeseburger in Paradise restaurant. Additionally, we announced a new franchise partnership to open a Fuddruckers restaurant in Maine later this year. Early in our third quarter fiscal 2015, we were also excited to have debuted our first Combo location outside of Texas, representing our sixth Combo location to date. This newest Combo location opened with much fanfare in Jackson, Mississippi and has broken all sales records so far for a new Combo opening."

Second Quarter Fiscal 2015 Highlights

  Total revenue increased $2.4 million. Same-store sales increased 2.5%.
  Sales at Combo locations were $4.9 million in the second quarter fiscal 2015 and represented 5.8% of total restaurant sales compared to 1.8% of sales in the second quarter fiscal 2014
  One new Company-owned Fuddruckers restaurant opened in Newark, Delaware.

Same-Store Sales Year-Over-Year Comparison

	Q1 2015	Q2 2015	YTD 2015
Luby's Cafeterias	0.2%	3.1%	1.7%
Fuddruckers Restaurants	0.2%	2.1%	1.1%
Combo Locations(1)	2.4%	2.4%	2.4%
Cheeseburger in Paradise	(6.7)%	(4.8%)	(5.8%)
Total same-store sales	(0.1)%	2.5%	1.2%

(1)	Combo locations consist of a side-by-side Luby's Cafeteria and Fuddruckers Restaurant at one property location.
(2)

Note: Luby's includes a restaurant's sales results into the same-store sales calculation in the quarter after a store has been open for six complete consecutive quarters. The first Combo location met the definition of same-stores in the third quarter fiscal 2014; the Cheeseburger in Paradise locations met the definition of same-stores in the first quarter fiscal 2015. In the second quarter fiscal 2015, there were 89 Luby's Cafeterias, 57 Fuddruckers Restaurants, 1 Combo location, and 8 Cheeseburger in Paradise locations that met the definition of same-stores.

Second Quarter Fiscal 2015 Results:

Restaurant Brand	Q2 2015 ($000s)	Q2 2014 ($000s)	Change ($000s)	Change (%)
Luby's Cafeterias	$ 54,574	$ 54,291	$ 283	0.5%
Fuddruckers Restaurants	22,820	20,575	2,245	10.9%
Combo Locations	4,937	1,519	3,418	225.1%
Cheeseburger in Paradise	3,155	6,266	(3,111)	(49.7%)
Koo Koo Roo	—	279	(279)	(100%)
Total Restaurant Sales	$ 85,486	$ 82,930	$ 2,556	3.1%
  Restaurant sales increased by $2.6 million to $85.5 million in the second quarter fiscal 2015 compared to $82.9 million in the second quarter fiscal 2014.
  Sales increased at Luby's Cafeteria by $0.3 million to $54.6 million. The increase in sales at Luby's Cafeterias resulted from a 3.1% increase in same-store sales offset by the absence in sales from three closed Luby's Cafeterias. The 3.1% increase in same-store Luby's Cafeteria sales resulted from a 2.2% increase in guest traffic and a 0.9% increase in average spend per guest.
  Sales increased $2.2 million at our Fuddruckers restaurants. The sales increase at Fuddruckers restaurants resulted from a 2.1% increase in same-store sales and the incremental sales contribution from nine new Fuddruckers restaurants (including four locations that were converted from Cheeseburger in Paradise restaurants), with these additions partially offset by the absence of sales from four closed Fuddruckers restaurants.  The 2.1% increase in same-store sales at Fuddruckers restaurants resulted from a 1.8% increase in guest traffic and a 0.3% increase in average spend per guest.
  Sales increased $3.4 million at our Combo locations due to a 2.4% increase in sales at our first Combo location (included in our same-store grouping) and the sales contribution from four new Combo locations.  The Combo locations together represented 5.8% of our total restaurant sales in the second quarter fiscal 2015 compared to 1.8% of our total restaurant sales in the second quarter fiscal 2014.
  Sales declined $3.1 million at our Cheeseburger in Paradise restaurants due to a reduction in operating restaurants included in our continuing operations, down from 16 restaurants at the end of second quarter fiscal 2014 to eight restaurants in the second quarter fiscal 2015.  In addition, sales declined 4.8% at the eight Cheeseburger in Paradise restaurants in operation during the second quarter fiscal 2015. Offsetting the $3.1 million sales decline was $1.4 million in sales recaptured at the four locations that were converted from a Cheeseburger in Paradise restaurant to a Fuddruckers restaurant.
  We ceased operations at the remaining Koo Koo Roo Chicken restaurant prior to the start of fiscal 2015. The absence of those sales accounted for an additional $0.3 million reduction in total restaurant sales.
  Revenue from franchise operations was $1.6 million in the second quarter fiscal 2015 compared to $1.5 million in the second quarter fiscal 2014.  We ended the quarter with 107 franchise locations in our Fuddruckers franchise network.
  Revenue from Culinary Contract Services decreased to $3.8 million in the second quarter fiscal 2015 compared to $4.0 million in the second quarter fiscal 2014. We ended the second quarter fiscal 2015 operating 24 locations, an increase from 22 locations at the end of the second quarter fiscal 2014 but a decrease from 26 locations in first quarter fiscal 2015.
  Store level profit, defined as restaurant sales less cost of food, payroll and related costs, other operating expenses, and occupancy costs, was $9.5 million, or 11.1% of restaurant sales in the second quarter fiscal 2015 compared to $9.4 million or 11.3% of restaurant sales in the second quarter fiscal 2014.   While higher food commodity costs continued to represent a significant cost pressure, we were able to increase store level profit by $0.1 million through top-line restaurant sales growth of $2.6 million, allowing us to leverage our other operating expenses.  Offsetting the $0.1 million increase in store level profit was the higher depreciation expense and higher interest expense related to our growth strategy, leading to reduced income from continuing operations. Store level profit is a non-GAAP measure and reconciliation to income from continuing operations is presented after the financial statements.
  In the second quarter fiscal 2015, the company reported a loss from continuing operations of $1.2 million, or a loss of $0.04 per diluted share.  This compares to loss from continuing operations of $1.6 million, or a loss of $0.05 per diluted share, in the second quarter fiscal 2014.  Results in fiscal 2015 and fiscal 2014 included various special items.  Excluding special items, the loss from continuing operations was also $1.2 million, or a loss of $0.04 per diluted share, in second quarter fiscal 2015, compared to income from continuing operations of $0.3 million, or earnings of $0.01 per diluted share, in second quarter fiscal 2014.

Reconciliation of loss from continuing operations to income/(loss) from continuing operations, before special items (1,2):
	Q2 FY2015		Q2 FY2014
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Loss from continuing operations	$(1,229)	$(0.04)	$(1,581)	$(0.05)
Asset charges; loss (gain) on disposal of assets	(765)	(0.03)	888	0.03

Loss from Cheeseburger in Paradise (3)	510	0.02	575	0.02
Cheeseburger in Paradise locations closed for conversion (4)	284	0.01	404	0.01
Income (Loss) from Continuing Operations, before special items	$(1,200)	$(0.04)	$286	$0.01

(1)

Luby's uses income (loss) from continuing operations, before special items, in analyzing its results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. Luby's has reconciled income from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.

(2)	Per share amounts are per diluted share after tax.
(3)	Loss from Cheeseburger in Paradise is after allocation of depreciation, direct G&A and interest expense, net of an estimated tax benefit.
(4)

These costs include rent, property taxes, utilities and certain restaurant management labor costs associated with Cheeseburger in Paradise locations closed for conversion. These costs are included in opening costs and payroll and related costs.

Second Quarter Fiscal 2015 Operating Expense Review

Cost of food as a percentage of restaurant sales increased to 29.8% in the second quarter fiscal 2015 compared to 29.0% in the second quarter fiscal 2014. The cost of food as a percentage of sales increased primarily from higher food commodity costs which impacted each of our restaurant brands. Food commodity prices for our basket of food commodity purchases were higher by approximately 7.0% at our Luby's Cafeterias and approximately 12.0% at our Fuddruckers restaurants.

In the second quarter fiscal 2015, payroll and related costs as a percentage of restaurant sales decreased to 34.9% compared to 35.3% in the second quarter fiscal 2014. The decrease reflects our ability to leverage hourly and management costs on higher sales volumes. This decrease also reflects comparison to the second quarter fiscal 2014 when increased management labor was deployed during the first eight weeks of operations at newly opened stores. These decreases were partially offset by additional investments in restaurant labor in order to enhance guest service and motivate increased guest traffic.

Other operating expenses include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, and services. As a percentage of restaurant sales, other operating expenses were 18.6% in the second quarter fiscal 2015 consistent with the second quarter fiscal 2014. The decrease was attributable to lower utilities expenses, insurance costs, and restaurant services costs as percentage of restaurant sales. These expenses were offset by higher marketing and advertising expenses and higher repairs and maintenance costs as percentage of restaurant sales.

Occupancy costs include property lease expense, property taxes, and common area maintenance charges. Occupancy costs were $4.8 million in the second quarter fiscal 2015, consistent with occupancy costs of $4.8 million in the second quarter fiscal 2014.

Opening costs include labor, supplies, occupancy, and other costs necessary to support the restaurant through its opening period. Opening costs were $0.7 million in the second quarter fiscal 2015, consistent with the second quarter fiscal 2014. Included in the opening costs in the second quarter fiscal 2015 were the carrying costs of approximately $0.3 million associated with six locations that were previously operated as Cheeseburger in Paradise restaurants and are in the process of conversion to Fuddruckers restaurants.

Depreciation and amortization expense increased by $0.3 million to $4.8 million in the second quarter fiscal 2015. This increase was due primarily to an increase in the depreciable asset base from recent new store construction and restaurant conversion activity.

General and administrative expenses were $8.1 million in the second quarter fiscal 2015 consistent with the second quarter fiscal 2014. As a percentage of total revenues, general and administrative expenses were 8.9% in the second quarter fiscal 2015, a decrease from 9.2% in the second quarter fiscal 2014.

Balance Sheet and Capital Expenditures

We ended the second quarter fiscal 2015 with an outstanding debt balance of $54.5 million. During the first two quarters of fiscal 2015, our capital expenditures totaled $11.0 million. At the end of the second quarter fiscal 2015, we had $1.6 million in cash and $171.2 million in shareholders' equity.

Fiscal Year to Date:

  Restaurant sales were $166.0 million during the first two fiscal quarters of 2015, an increase from $162.9 million in the comparable quarters in fiscal 2014.
  Same store sales increased 1.2% during the first two fiscal quarters of 2015 compared to the comparable quarters in fiscal 2014.
  Culinary Contract Services revenue rose to $8.4 million during the first two quarters of fiscal 2015, compared to $8.2 million in the comparable quarters in fiscal 2014.
  Store level profit was $16.8 million, or 10.1% of restaurant sales, in the first two quarters of fiscal 2015, a decrease from $18.5 million, or 11.3% of restaurant sales, in the comparable quarters in fiscal 2014.

Restaurant Counts:

	FY2015 Year Begin	FY15 YTD Openings	FY15 YTD Closings	FY2015 Q2 End
Luby's Cafeterias(1)	94			94
Fuddruckers(1)	71	3	(3)	71
Cheeseburger in Paradise	8			8
Other restaurants(2)	1			1
Total	174	3	(3)	174

(1)	Includes 5 restaurants that are part of "Combo" locations
(2)	Other restaurants include one Bob Luby's Seafood

Fiscal 2015 Outlook

"In fiscal 2014, we exceeded our new restaurant development expectations by opening twelve new restaurant locations. In fiscal 2015, we are focused on improving store level profit at these new restaurants while also enhancing profitability at legacy locations. While we expect commodity cost pressures to increase in certain categories, we continue to implement and manage store-level initiatives to improve sales and profitability, including modest price adjustments on selected menu items. Our expectation in fiscal 2015 is to realize same-store sales growth at our core Luby's Cafeterias and Fuddruckers brands and higher store level profit, with lower general and administrative expenses, offset by higher depreciation and interest expense, resulting in improved financial results over the prior year. We plan to reduce our capital expenditures in fiscal 2015 to between $20 and $22 million. From our franchise pipeline, we estimate seven new Fuddruckers restaurant location openings in fiscal 2015, to be located in both domestic and international markets, including Italy, Poland, Panama, and Chile," concluded Pappas.

Conference Call

Luby's will host a conference call today at 10:00 a.m. Central Time to discuss further its second quarter fiscal 2015 results. To access the call live, dial (412) 902-0030 and use the access code 13603330# at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubysinc.com. For those who cannot listen to the live call, a telephonic replay will be available through March 30, 2015 and may be accessed by calling (201) 612-7415 and using the access code 13603330#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby's

Luby's, Inc. (NYSE: LUB) operates restaurants under the brands Luby's Cafeteria, Fuddruckers and Cheeseburger in Paradise and provides food service management through its Culinary Contract Services business segment. The company-owned restaurants include 95 Luby's Cafeterias, 72 Fuddruckers restaurants, 8 Cheeseburger in Paradise full service restaurants and bars and one Bob Luby's Seafood Grill. Its 95 Luby's Cafeterias are located primarily in Texas. In addition to the 72 company-operated Fuddruckers locations, Luby's is the franchisor for 107 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, Italy, the Dominican Republic, Panama, and Chile. Additionally, a licensee operates 31 restaurants with the exclusive right to use the Fuddruckers proprietary marks, trade dress, and system in certain countries in the Middle East. The Company does not receive revenue or royalties from these restaurants. Luby's Culinary Contract Services provides food service management to 24 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

Luby's cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby's. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause Luby's actual results to differ materially from the expectations Luby's describes in such forward-looking statements: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby's annual reports on Form 10-K and quarterly reports on Form 10-Q.

Luby's, Inc. Consolidated Statements of Operations (unaudited) (In thousands, except per share data)

	Quarter Ended		Two Quarters Ended
	February 11, 2015	February 12, 2014	February 11, 2015	February 12, 2014
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)
SALES:
Restaurant sales	$85,486	$82,930	$166,043	$162,881
Culinary contract services	3,771	3,979	8,369	8,249
Franchise revenue	1,605	1,545	3,186	3,060
Vending revenue	120	115	244	227
TOTAL SALES	90,982	88,569	177,842	174,417
COSTS AND EXPENSES:
Cost of food	25,471	24,042	48,964	46,911
Payroll and related costs	29,837	29,248	59,156	57,413
Other operating expenses	15,879	15,401	31,703	30,544
Occupancy costs	4,780	4,840	9,408	9,529
Opening costs	683	682	1,608	1,031
Cost of culinary contract services	3,331	3,496	7,282	7,169
Depreciation and amortization	4,772	4,473	9,830	8,792
General and administrative expenses	8,074	8,118	15,777	16,184
Provision for asset impairments, net	218	1,329	218	1,539
Net loss (gain) on disposition of property and equipment	(1,377)	16	(1,087)	67
Total costs and expenses	91,668	91,645	182,859	179,179
LOSS FROM OPERATIONS	(686)	(3,076)	(5,017)	(4,762)
Interest income	1	1	2	3
Interest expense	(568)	(292)	(1,024)	(545)
Other income, net	86	260	273	556
Loss before income taxes and discontinued operations	(1,167)	(3,107)	(5,766)	(4,748)
Provision (benefit) for income taxes	62	(1,526)	(1,721)	(2,474)
Loss from continuing operations	(1,229)	(1,581)	(4,045)	(2,274)
Loss from discontinued operations, net of income taxes	(130)	(603)	(333)	(1,455)
NET LOSS	$(1,359)	$(2,184)	$(4,378)	$(3,729)
Loss per share from continuing operations:
Basic	$(0.04)	$(0.06)	$(0.14)	$(0.08)
Assuming dilution	(0.04)	(0.06)	(0.14)	(0.08)
Loss per share from discontinued operations:
Basic	$(0.01)	$(0.02)	$(0.01)	$(0.05)
Assuming dilution	(0.01)	(0.02)	(0.01)	(0.05)
Loss income per share:
Basic	$(0.05)	$(0.08)	$(0.15)	$(0.13)
Assuming dilution	(0.05)	(0.08)	(0.15)	(0.13)
Weighted average shares outstanding:
Basic	28,921	28,775	28,906	28,770
Assuming dilution	28,921	28,775	28,906	28,770

The accompanying notes are an integral part of these Consolidated Financial Statements.

The following table contains information derived from the Company's Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended		Two Quarters Ended
	February 11,	February 12,	February 11,	February 12,
	2015	2014	2015	2014
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)

Restaurant sales	94.0%	93.6%	93.4%	93.4%
Culinary contract services	4.1%	4.5%	4.7%	4.7%
Franchise revenue	1.8%	1.7%	1.8%	1.8%
Vending revenue	0.1%	0.1%	0.1%	0.1%
TOTAL SALES	100.0%	100.0%	100.0%	100.0%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	29.8%	29.0%	29.5%	28.8%
Payroll and related costs	34.9%	35.3%	35.6%	35.2%
Other operating expenses	18.6%	18.6%	19.1%	18.8%
Occupancy	5.6%	5.8%	5.7%	5.9%
Store level profit	11.1%	11.3%	10.1%	11.3%

(As a percentage of total sales)
General and administrative expenses	8.9%	9.2%	8.9%	9.3%
LOSS FROM OPERATIONS	(0.8)%	(3.5)%	(2.8)%	(2.7)%

Luby's, Inc. Consolidated Balance Sheets (In thousands, except share data)
	February 11, 2015	August 27, 2014

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,621	$2,788
Trade accounts and other receivables, net	5,317	4,112
Food and supply inventories	5,151	5,556
Prepaid expenses	3,194	2,815
Assets related to discontinued operations	36	52
Deferred income taxes	589	587
Total current assets	15,908	15,910
Property held for sale	2,702	991
Assets related to discontinued operations	4,820	4,204
Property and equipment, net	210,411	213,492
Intangible assets, net	23,347	24,014
Goodwill	1,643	1,681
Deferred income taxes	13,419	11,294
Other assets	3,699	3,849
Total assets	$275,949	$275,435
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$18,861	$26,269
Liabilities related to discontinued operations	433	590
Accrued expenses and other liabilities	22,976	23,107
Total current liabilities	42,270	49,966
Credit facility debt	54,500	42,000
Liabilities related to discontinued operations	72	278
Other liabilities	7,874	8,167
Total liabilities	104,716	100,411
Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; shares issued were 29,050,796 and 28,949,523, respectively; shares outstanding were 28,550,796 and 28,449,523, respectively	9,296	9,264
Paid-in capital	27,911	27,356
Retained earnings	138,801	143,179
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders' equity	171,233	175,024
Total liabilities and shareholders' equity	$275,949	$275,435

The accompanying notes are an integral part of these Consolidated Financial Statements.

Luby's, Inc. Consolidated Statements of Cash Flows (unaudited) (In thousands)
	Two Quarters Ended
	February 11,	February 12,
	2015	2014
	(24 weeks)	(24 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,378)	$(3,729)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	(869)	2,362
Depreciation and amortization	9,860	8,916
Amortization of debt issuance cost	76	52
Non-cash compensation expense	422	163
Share-based compensation expense	165	325
Deferred tax benefit	(2,128)	(3,075)
Cash provided by operating activities before changes in operating assets and liabilities	3,148	5,014
Changes in operating assets and liabilities, net of business acquisition:
Decrease (increase) in trade accounts and other receivables	(1,205)	458
Decrease (increase) in food and supply inventories	405	(299)
Decrease (increase) in prepaid expenses and other assets	(221)	1,131
Decrease in accounts payable, accrued expenses and other liabilities	(7,801)	(5,464)
Net cash provided by (used in) operating activities	(5,674)	840
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of assets and property held for sale	3,060	567
Purchases of property and equipment	(10,988)	(19,082)
Decrease in note receivable	—	23
Net cash used in investing activities	(7,928)	(18,492)
CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	58,800	57,300
Credit facility repayments	(46,300)	(39,500)
Proceeds from exercise of stock options	3	9
Debt issuance costs	(68)	—
Net cash provided by financing activities	12,435	17,809
Net (decrease) increase cash and cash equivalents	(1,167)	157
Cash and cash equivalents at beginning of period	2,788	1,528
Cash and cash equivalents at end of period	$1,621	$1,685
Cash paid for:
Income taxes	$—	$—
Interest	969	470

The accompanying notes are an integral part of these Consolidated Financial Statements.

Although store level profit, defined as restaurant sales less cost of food, payroll and related costs, operating expenses, and occupancy costs is a non-GAAP measure, we believe its presentation is useful because it explicitly shows the results of our most significant reportable segment. The following table reconciles between store level profit, a non-GAAP measure to income from continuing operations, a GAAP measure:

	Quarter Ended		Two Quarters Ended
	February 11, 2015	February 12, 2014	February 11, 2015	February 12, 2014
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)
	(In thousands)

Store level profit	$ 9,519	$ 9,399	$ 16,812	$ 18,484

Plus:
Sales from vending revenue	120	115	244	227
Sales from culinary contract services	3,771	3,979	8,369	8,249
Sales from franchise revenue	1,605	1,545	3,186	3,060

Less:
Opening costs	683	682	1,608	1,031
Cost of culinary contract services	3,331	3,496	7,282	7,169
Depreciation and amortization	4,772	4,473	9,830	8,792
General and administrative expenses	8,074	8,118	15,777	16,184
Provision for asset impairments, net	218	1,329	218	1,539
Net loss (gain) on disposition of property and equipment	(1,377)	16	(1,087)	67
Interest income	(1)	(1)	(2)	(3)
Interest expense	568	292	1,024	545
Other income, net	(86)	(260)	(273)	(556)
Provision (benefit) for income taxes	62	(1,526)	(1,721)	(2,474)

Loss from continuing operations	$ (1,229)	$ (1,581)	$ (4,045)	$ (2,274)

For additional information contact:

Dennard-Lascar Associates
713-529-6600
Rick Black / Ken Dennard
Investor Relations